P R E S S  R E L E A S E


August 11, 2005

                                                        For Immediate Release

For Information
Contact:          Edward G. Kitz - Financial - (414) 231-5000
                  Vivian King - Media - (414) 231-5555


Roundy's Supermarkets, Inc. Announces Financial Results For The Second Quarter Ended July 2, 2005

Second Quarter 2005 Summary Results from Continuing Operations
 o Net sales and service fees of $946.5 million
 o Gross profit of $235.6 million
 o Net income of $18.5 million
 o EBITDA of $57.8 million

Adoption of New Corporate Name
Effective June 3, 2005, Roundy's, Inc. changed its corporate name to Roundy's Supermarkets, Inc. ("Roundy's" or the "Company"). The corporate name change symbolizes the transformation of Roundy's from a long-time wholesale grocery supplier to a premier grocery retailer. Since 2002, Roundy's has added 72 stores through new construction and acquisition under the Pick 'n Save, Copps Food Stores ("Copps") and Rainbow Foods ("Rainbow") banners.

Continuing Operations
Sales
Net sales and service fees were $946.5 million for the second quarter 2005, a decrease of $48.5 million, or 4.9%, from $995.0 million for the second quarter 2004. Retail sales were $824.5 million for the second quarter 2005, an increase of $75.2 million, or 10.0%, from $749.3 million for the second quarter 2004. This increase in retail sales was primarily due to the effect of four acquired store groups, consisting of 17 additional stores in total, which operated under the Company's ownership during all or part of the second quarter 2005 but were not operated by the Company for the entire second quarter 2004 (collectively, the "17 Acquired Stores"). The 17 Acquired Stores contributed approximately $79.5 million to the second quarter 2005 retail sales increase. As of July 2, 2005, Roundy's operated 132 retail grocery stores including 74 Pick 'n Save stores, 26 Copps stores and 32 Rainbow stores.

Same-store sales at Company-owned retail stores (including the results of Pick 'n Save-licensed stores operated by their prior owners) decreased 1.6% from the comparable 13-week period of 2004. The decrease was partially attributable to the timing of the Easter and July Fourth holidays that created a challenging prior year comparison and the fact that several of our new stores, whose results are not included in our same-store sales, cannibalized sales at certain of our existing stores. Same-store sales in the second quarter of 2005, excluding the effects of the timing of the holidays and the cannibalization effects, increased approximately 0.6%.

 "We continue to be pleased with our team's focus on the customer, which is leading to consistent retail sales and profitability growth," said the Company's Chairman and CEO, Robert A. Mariano.

Independent distribution sales were $121.9 million for the second quarter 2005, a decrease of $123.8 million, or 50.4%, from $245.7 million for the second quarter 2004. This decrease was primarily attributable to lost business associated with the closure of the Company's Eldorado, Illinois and Evansville, Indiana distribution facilities (the "Southern Division") in early September 2004, the loss of independent distribution sales due to the acquisition of seven former independent licensed Pick 'n Save stores from McAdams, Inc. ("McAdams") in September 2004 (the "McAdams Acquisition") and the loss of independent distribution sales due to the acquisition of seven former independent licensed Pick 'n Save stores from Gary and Sharon Gundlach and Maple Grove Supermarkets, L.L.C. ("Gundlach") in May 2005 (the "Gundlach Acquisition"). Sales and profitability associated with supplying the McAdams and Gundlach stores were previously reflected in the independent distribution segment prior to these acquisitions.

Gross Profit
Gross profit was $235.6 million for the second quarter 2005, an increase of $19.8 million, or 9.2%, from $215.8 million for the second quarter 2004. Gross profit, as a percentage of net sales and service fees, for the second quarter 2005 and 2004 was 24.9% and 21.7%, respectively. The increase in gross profit and gross profit percentage was primarily due to the increased volume and concentration of sales in the retail segment, which has a higher gross profit percentage than our independent distribution segment. Retail sales for the second quarter 2005 represented 87.1% of net sales and service fees compared with 75.3% for the second quarter 2004. The increase in retail sales concentration was primarily due to the 17 Acquired Stores and the effect of the Southern Division closure. The retail gross profit percentage was 27.5% and 26.0% for the second quarter of 2005 and 2004, respectively. The increase in retail gross profit percentage was primarily attributable to a greater percentage of higher-margin perishable sales as compared to total sales. The second quarter 2005 independent distribution segment gross profit percentage was 8.0% compared with 8.6% in the second quarter 2004. The decrease in independent distribution gross profit percentage was primarily attributable to reduced perishable gross margins.

Operating and Administrative Expenses
Operating and administrative expenses were $194.1 million for the second quarter 2005, an increase of $8.9 million, or 4.8%, from $185.2 million for the second quarter 2004. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 20.5% for the second quarter 2005 compared with 18.6% for the second quarter 2004. The percentage increase was primarily attributable to the growth of our retail segment, which has a significantly higher ratio of operating costs to sales than our independent distribution segment and partially due to lower volumes in independent distribution. While retail operating and administrative expenses increased by $16.1 million due to the growth of our retail segment, these expenses remained flat at 20.9% of retail sales for both quarters due to consistent operating expense control. Independent distribution operating and administrative expenses decreased to 4.9% of independent distribution sales for the second quarter 2005 from 6.1% for the second quarter 2004. This decrease was primarily due to operational and productivity improvements in our independent distribution operations. In addition, corporate and other operating expenses (excluding depreciation and amortization) were $12.7 million for the second quarter 2005 compared with $10.8 million for the second quarter 2004. The increase was primarily attributable to the full year effect of building our merchandising and procurement management team.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $9.4 million and $9.2 million for the second quarter 2005 and 2004, respectively. The increase was primarily due to a net increase in interest rates on the Company's term loan as compared with last year.

Income From Continuing Operations
Income from continuing operations was $18.5 million for the second quarter 2005, an increase of $6.7 million from $11.8 million for the second quarter 2004. This improvement was primarily driven by the factors discussed above, partially offset by higher depreciation expense in the second quarter 2005 as compared with the second quarter 2004. The income from continuing operations margin was 2.0% and 1.2% for the second quarter of 2005 and the second quarter of 2004, respectively.

EBITDA
EBITDA (as defined under "Segment Data") was $57.8 million for the second quarter 2005, an increase of $13.7 million, or 31.0%, from $44.1 million for the second quarter 2004. Retail EBITDA for the second quarter 2005 was $66.4 million, an increase of $17.8 million, or 36.5%, from $48.6 million for the second quarter 2004. The increase in retail EBITDA was primarily attributable to the increases in retail sales and gross profit, as previously discussed. Independent distribution EBITDA for the second quarter 2005 was $4.1 million, a decrease of $2.2 million, or 34.9%, from $6.3 million for the second quarter 2004. This decrease was primarily due to the McAdams Acquisition, the Gundlach Acquisition, the effect of the Southern Division closure and the decrease in independent distribution gross profit percentage as discussed above. Our EBITDA margin was 6.1% for the second quarter of 2005 and 4.4% for the second quarter of 2004. The increase in EBITDA margin was primarily attributable to the increased concentration of sales in the Company's retail segment which has a higher EBITDA margin than the Company's independent distribution segment.

For a reconciliation of EBITDA to income from continuing operations under generally accepted accounting principles and for a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors see "Segment Data," and Note (1) to the table.

Selected Results for the Six Months Ended July 2, 2005 Compared With Six Months Ended July 3, 2004

Continuing Operations
Sales
Net sales and service fees totaled $1,857.9 million for the six months ended July 2, 2005, a decrease of $74.6 million, or 3.9%, from $1,932.5 million for the six months ended July 3, 2004. Retail sales were $1,601.8 million for 2005, an increase of $152.0 million, or 10.5%, from $1,449.8 million in 2004. This increase in retail sales was primarily due to the effect of four acquired store groups, consisting of 20 additional stores in total, which operated under the Company's ownership during the six months ended July 2, 2005, but were not operated by the Company for the entire comparable prior year period (collectively, the "20 Acquired Stores"). The 20 Acquired Stores contributed approximately $145.7 million to the year-to-date 2005 retail sales increase.

Year-to-date 2005 same-store sales at the Company's retail stores (including the results of Pick 'n Save licensed stores operated by their prior owners) decreased 0.3% over the comparable twenty-six week period of 2004. The decrease was partially attributable to the timing of the July Fourth holiday and the fact that several of our new stores, whose results are not included in same-store sales, cannibalized sales at certain of our existing stores. Same-store sales for the six months ending July 2, 2005, excluding the effects of the timing of the July Fourth holiday and the cannibalization effects, increased approximately 0.9%.

Independent distribution sales were $256.1 million for 2005, a decrease of $226.6 million, or 46.9%, from $482.7 million in 2004. This decrease was primarily due to lost business associated with the closure of the Southern Division and the loss of independent distribution sales due to the McAdams Acquisition and the Gundlach Acquisition. Prior to the McAdams Acquisition and Gundlach Acquisition, sales and profitability associated with supplying these stores were reflected in the independent distribution segment.

EBITDA
EBITDA (as defined under "Segment Data") was $103.6 million for 2005, an increase of $15.1 million, or 17.1%, from $88.5 million for 2004. Retail EBITDA for 2005 was $120.7 million, an increase of $23.0 million, or 23.6%, from $97.7 million for 2004. The increase in retail EBITDA was primarily due to the increase in retail sales and gross profit. Independent distribution EBITDA for 2005 was $7.0 million, a decrease of $5.5 million, or 44.6%, from $12.5 million for 2004. This decrease was primarily due to the McAdams Acquisition, the Gundlach Acquisition, the effect of the Southern Division closure and the decrease in independent distribution gross profit percentage. Year-to-date 2005, our EBITDA margin was 5.6% as compared with 4.6% for the comparable period in 2004 primarily as a result of the increased concentration of sales in the Company's retail segment which has a higher EBITDA margin than the Company's independent distribution segment as described above. For a reconciliation of EBITDA to income from continuing operations under generally accepted accounting principles and for a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors see "Segment Data," and Note (1) to the table.

Discontinued Operations
On March 31, 2005, the Company sold two distribution centers in Lima, Ohio and Westville, Indiana and the related operations and two retail stores located in Ohio (collectively, the "Ohio and Indiana Operations") to Nash-Finch Company (the "Nash Finch Transaction") for approximately $226 million in cash, subject to certain post-closing adjustments. The activity related to our Ohio and Indiana Operations is classified as discontinued operations in all periods presented. The 2004 annual net sales and service fees associated with these operations were approximately $950 million. Income from discontinued operations was $3.2 million and $6.2 million for the six months ended July 2, 2005 and July 3, 2004, respectively. In addition, the Company realized a gain on the sale of approximately $49.1 million, which remains subject to post-closing adjustments.

Capital Expenditures
Capital spending totaled $23.4 and $47.0 million for the three and six months, respectively, ended July 2, 2005. Capital expenditures consisted primarily of expenditures related to our new retail stores, remodel expenditures on existing stores and expenditures related to the Company's new distribution center in Oconomowoc, Wisconsin. This compares to capital expenditures of $11.4 and $23.2 million for the three and six months, respectively, ended July 3, 2004.
In 2005, the Company plans to make approximately $100 million of capital expenditures in total, excluding any amounts that may be spent on acquisitions.

Other Information
Net rent expense from continuing operations for the second quarter 2005 was $14.4 million compared with $10.5 million for second quarter 2004. Net rent expense was $28.0 million and $20.9 million for the six months ended July 2, 2005 and July 3, 2004, respectively. These increases were primarily due to the 17 Acquired Stores and 20 Acquired Stores, respectively, and to the new Oconomowoc distribution center.

On May 23, 2005 the Company completed the Gundlach Acquisition. The aggregate consideration paid for the seven stores located in the greater Madison area was approximately $31.0 million.

On June 6, 2005, the Company made a dividend payment of $84.4 million to its parent company, Roundy's Acquisition Corp. ("RAC"). Roundy's amended its credit agreement to permit this dividend payment. RAC used the proceeds of this dividend to satisfy a substantial portion of the outstanding accrued dividends on its preferred stock, which enabled the Company and RAC to lower their consolidated weighted average cost of capital by reducing higher cost preferred stock capital with excess cash on hand.

Subsequent Event
On July 28, 2005, the Company announced a plan to transition part of its independent distribution business (representing approximately 50 independent non-Pick 'n Save retail locations) to SUPERVALU INC. These retailers had been serviced out of the Company's Oconomowoc and Stevens Point distribution centers in Wisconsin. The 2004 annual net sales and service fees associated with these customers were approximately $100 million, while the net income associated with this business was not significant. The Company will continue to service its independent customers (25 retail locations) who operate under license with the Pick 'n Save banner. This transition is consistent with our strategy of focusing on and growing our Company-owned retail stores and independently-owned and operated Pick 'n Save retailers.

Conference Call
A conference call to review the second quarter results will be held on Thursday, August 11, 2005 at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is "Roundy's" and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until August 18, 2005 by dialing 1-800-846-1925.

About Roundy's
With annual sales of approximately $3.8 billion and more than 21,000 employees, Roundy's Supermarkets, Inc. is a Fortune 500 company and currently operates 132 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners in Wisconsin, Minnesota and Illinois. Further information is available on the Company's website at www.roundys.com.
                     ---------------

Forward-Looking Statements
This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended January 1, 2005 under the caption "Forward Looking Statements," elsewhere in such Annual Report and in documents referenced therein.

                           ROUNDY'S SUPERMARKETS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)
                                   (Unaudited)

                                              Thirteen Weeks Ended      Twenty-six Weeks Ended
                                            -----------------------    ------------------------
                                             July 2,        July 3,      July 2,       July 3,
                                              2005           2004         2005          2004
                                            -----------------------    ------------------------
Net Sales and Service Fees (1)            $ 946,477      $995,003     $1,857,881    $1,932,509

Costs and Expenses:
Cost of sales (1) (2)                       710,922       779,193      1,402,409     1,499,934
Operating and administrative (2)            194,061       185,234        385,680       370,736
Interest:
   Interest expense                           9,406         9,177         18,937        17,991
   Amortization of deferred
     financing costs                            684           668          1,363         1,326
                                          ---------      --------     ----------    ----------
                                            915,073       974,272      1,808,389     1,889,987
                                          ---------      --------     ----------    ----------

Income from Continuing Operations
  before Income Taxes                        31,404        20,731         49,492        42,522

Provision for Income Taxes                   12,876         8,929         20,292        18,295
                                          ---------      --------     ----------    ----------

Income from Continuing Operations            18,528        11,802         29,200        24,227

Discontinued Operations, net of tax (3)                     3,154          3,195         6,183

Gain on Sale of Discontinued
  Operations, net of tax                                                  49,051
                                          ---------      --------     ----------    ----------
Net Income                                $  18,528      $ 14,956     $   81,446    $   30,410
                                          =========      ========     ==========    ==========

     1) The financial statements as presented herein, after the following reclassification, reflect the distinction between manufacturer's paper coupons and electronic coupon programs negotiated between the Company and the manufacturer, based on the guidance of EITF 03-10, "Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers" ("EITF 03-10"). Pursuant to EITF 03-10, reimbursements from manufacturers for the Company's electronic coupon programs should be reflected as a reduction of sales and cost of sales. Accordingly, $18.0 million and $11.4 million and $36.8 million and $21.6 million have been reflected as reductions to sales and cost of sales for the thirteen and twenty-six weeks ended July 2, 2005 and July 3, 2004, respectively, to reflect such a presentation.

     2) Approximately $22.6 million and $17.3 million and $45.1 million and $33.9 million of distribution network expenses (including depreciation and amortization expense) attributable to the Company's retail segment are included in cost of sales from continuing operations for the thirteen and twenty-six weeks ended July 2, 2005 and July 3, 2004, respectively. Amounts previously reported have been reclassified to conform to the current presentation from operating and administrative expenses to cost of sales.

     3) Reflects the results of discontinued operations related to the Ohio and Indiana Operations for the periods indicated.

                           ROUNDY'S SUPERMARKETS, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

                                                      July 2,      January 1,
                 Assets                                2005          2005
                                                  ------------   -----------
                                                   (Unaudited)
Current Assets:
  Cash and cash equivalents                       $   62,260     $  105,633
  Notes and accounts receivable, less allowance
    for losses                                        33,466         32,302
  Merchandise inventories                            203,657        207,740
  Prepaid expenses                                    12,299         13,759
  Deferred income tax benefits                        14,474         14,474
  Assets of discontinued operations                    9,054        172,167
                                                  ----------     ----------
    Total current assets                             335,210        546,075
                                                  ----------     ----------

Property and Equipment - Net                         332,050        302,832

Other Assets:
  Deferred income tax benefits                         3,039          3,039
  Notes receivable                                       396            469
  Other assets - net                                  57,952         71,686
  Goodwill                                           668,118        647,253
                                                  ----------     ----------
    Total other assets                               729,505        722,447
                                                  ----------     ----------

Total assets                                      $1,396,765     $1,571,354
                                                  ==========     ==========

      Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                $  237,687     $  262,373
  Accrued expenses                                   106,302        104,986
  Current maturities of long-term debt and
    capital lease obligations                          3,278          4,565
  Income taxes                                        40,603          9,875
  Liabilities of discontinued operations                 967        175,972
                                                  ----------     ----------
    Total current liabilities                        388,837        557,771
                                                  ----------     ----------

Long-term Debt and Capital Lease Obligations         468,793        471,113
Other Liabilities                                     92,207         92,270
                                                  ----------     ----------
    Total liabilities                                949,837      1,121,154
                                                  ----------     ----------

Shareholder's Equity:
  Common stock (1,500 shares authorized,
    1,000 shares issued and outstanding
    at $0.01 par value)
  Additional paid-in capital                         314,500        314,500
  Retained earnings                                  132,428        135,700
                                                  ----------     ----------
    Total shareholder's equity                       446,928        450,200
                                                  ----------     ----------

  Total liabilities and shareholder's equity      $1,396,765     $1,571,354
                                                  ==========     ==========

                           ROUNDY'S SUPERMARKETS, INC.
                     SEGMENT DATA FROM CONTINUING OPERATIONS
                             (Dollars in thousands)
                                   (Unaudited)

                                                Thirteen Weeks Ended       Twenty-six Weeks Ended
                                          --------------------------    -------------------------
                                              July 2,      July 3,        July 2,       July 3,
                                               2005         2004           2005          2004
                                          -----------    ----------     ----------   ------------
NET SALES AND SERVICE FEES:
  Retail                                   $  824,528    $  749,315     $1,601,779    $1,449,798
  Independent distribution                    121,949       245,688        256,102       482,711
                                           ----------    ----------     ----------    ----------

  Total                                    $  946,477    $  995,003     $1,857,881    $1,932,509
                                           ==========    ==========     ==========    ==========

EBITDA (1):
  Retail                                   $   66,388    $   48,634     $  120,700    $   97,672
  Independent distribution                      4,062         6,267          6,954        12,543
  Corporate and other                         (12,699)      (10,800)       (24,023)      (21,720)
                                           ----------    ----------     ----------    ----------

  Total                                    $   57,751    $   44,101     $  103,631    $   88,495
                                           ==========    ==========     ==========    ==========


EBITDA RECONCILIATION:
Income from continuing operations          $   18,528    $   11,802     $   29,200    $   24,227
Interest expense                                9,406         9,177         18,937        17,991
Amortization of deferred financing costs          684           668          1,363         1,326
Income taxes                                   12,876         8,929         20,292        18,295
Depreciation and amortization expense          16,257        13,525         33,839        26,656
                                           ----------    ----------     ----------    ----------

  Total                                    $   57,751    $   44,101     $  103,631    $   88,495
                                           ==========    ==========     ==========    ==========


(1) EBITDA represents income from continuing operations plus interest, income taxes, depreciation and amortization. The Company uses EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.